Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Senior Securities” and “Experts” in the Prospectus, dated May 8, 2025, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, File No. 333-286003) of Golub Capital Private Credit Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 26, 2024, with respect to the consolidated financial statements of Golub Capital Private Credit Fund and Subsidiaries included in the Annual Report (Form 10-K) for the year ended September 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 8, 2025